Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

Huron Ventures, Inc.

The undersigned natural, adult person, acting as incorporator of a corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of Delaware Corporation Law, hereby adopts the following Certificate of Incorporation for said Corporation:

ARTICLE I
Name

The name of this corporation is Huron Ventures, Inc.

ARTICLE II
Duration

The period of duration of the Corporation shall be perpetual.

ARTICLE III
Purpose

The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated pursuant to the Delaware Corporation Law.

ARTICLE IV
Capital Stock

The amount of the total authorized capital stock of this corporation shall consist of 50,000,000 shares of common stock at $0.0001 par value, 5,000,000 shares of preferred stock, $0.0001 par value.

1. Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 600 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2. Repurchase Provisions. Shares of Series A Convertible Preferred Stock may be repurchased by the Corporation from holders of shares of Series A Convertible Preferred Stock by: (i) delivering notice in writing thereof to such holders prior to the date which is one hundred and twenty (120) calendar days from the date on which such shares of Series A Convertible Preferred Stock were issued; and (ii) by the payment to such holders of the sum of $1,200 per share of Series A Convertible Preferred Stock so repurchased within three (3) business days of such notice by way of wire transfer, certified cheque of bank draft.

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3. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $1,000.00 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for the Series A Convertible Preferred Stock and all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid to the holders of Corporations Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the holders of Series A Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the holders of common stock shall receive nothing. A reorganization or any other consolidated or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction; (ii) the rights contained in the Delaware General Corporation Law; and (iii) the rights contained in other Sections hereof.

4. Conversion Provisions. The shares of Series A Convertible Stock shall be subject to the following conversion provisions:

(a) Conversion

(1) The shares of Series A Convertible Preferred Stock shall be convertible, after the date which is six (6) calendar months from the date of which such shares of Series A Convertible Preferred Stock were issued (the "Anniversary Date") and at the option of the holder thereof, into such number of shares of Common Stock of the Corporation as is calculated by the Conversion Rate (defined below) and in any event the shares of Series A Convertible Preferred Stock shall be deemed to convert into such number of shares of Common Stock of the Corporation as is calculated by the Conversion Rate on the date which is the later of:

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(i) the date which is thirty calendar days after the Anniversary Date; or

(ii) the date which is thirty calendar days after the effective date of a registration statement covering the shares of Common Stock of the Corporation to be issued conversion of the shares of Series A Convertible Preferred Stock.

The Conversion Rate, subject to the adjustments described below, shall be that number of Common Shares equal to $1,000 divided by seventy five per cent (75%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below). For purposes of this Section 4(a)(1), Market Price for a particular date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over the counter market if other than NASDAQ.

(2) No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Convertible Preferred Stock, and in lieu thereof the number of shares of Common Stock issuable for each Preferred Share converted shall be rounded down to the nearest whole number of shares of Common Stock. Such number of whole shares of Common Stock issuable upon the conversion of one Preferred Share shall be multiplied by the number of shares of Series A Convertible Preferred Stock submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock issuable in connection with any one particular conversion.

(3) In order to convert the shares of Series A Convertible Preferred Stock into shares of Common Stock (other than by deemed conversion pursuant to Section 4(a)(1)(ii) hereof), the holder of the shares of Series A Convertible Preferred Stock shall: (i) complete, execute and deliver to the Corporation the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"); and (ii) surrender the certificate or certificates representing the shares of Series A Convertible Preferred Stock being converted (the "Converted Certificate") to the Corporation. The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Corporation on that particular date prior to 5:00 pm, pacific time, by facsimile transmission or otherwise, provided that particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Corporation within two (2) business days thereafter at Suite 1910, 1177 West Hastings Street, Vancouver, BC V6E 2K3, Canada and that particular date shall be referred to herein as the "Conversion Date". The person or persons entitled to receive the shares of Common Stock issuable upon

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conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Corporation within two (2) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series A Convertible Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Corporation shall deliver, together with the certificates for the shares of Common Stock issuable upon such conversion as provided herein, a certificate representing the remaining number of shares of Series A Convertible Preferred Stock not converted.

(4) Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of shares of Series A Convertible Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock to be delivered by overnight courier to, and received by such holder by the third (3rd) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate thereof in its Notice of Conversion or in its written instructions submitted together therewith.

(5) No less than 25 shares of Series A Convertible Preferred Stock may be converted at any one time, unless the holder then holds less than 25 shares and converts all such shares held by it at that time.

(6) In the event of the deemed conversion of shares of Series A Convertible Preferred Stock in shares of Common Stock pursuant to Section 4(a)(1)(ii) hereof the Corporation shall cancel all of the shares of Series A Convertible Preferred Stock then outstanding and shall issue such number of shares of Common Stock at the Conversion Rate in the names of the registered holders of the shares of Series A Convertible Preferred Stock so converted and shall hold same as bare trustee for each such holder until such time as such holder has delivered the certificate or certificates representing such shares of Series A Convertible Preferred Stock to the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date of such conversion.

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(b) Adjustments to Conversion Rate

(1) Reclassification, Exchange and Substitution. If the Common Stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares or into any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

(2) Reorganizations, Mergers, consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Corporations common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (4)) or merger of the Corporation into another corporation, or the sale of the Corporations properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provisions shall be made so that the holders of the Series A Convertible Preferred Stock, shall be entitled to receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of al the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in

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order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation as its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holders shares of Series A Convertible Preferred Stock.

(e) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then , in addition to all rights, claims and damages to which the holders of the Series A Convertible Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Notices. Any notices required by the provisions hereof to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

5. Voting Provisions. Except as otherwise expressly provided or required by law, the Series A Convertible Preferred Stock shall have no voting rights.

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ARTICLE V
Preferences, Limitations, and
Relative Rights of Capital Stock

(a) No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock. All shares of common stock shall have equal rights and privileges, including the following:

1. All shares of common stock shall share equally in dividends. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may, from time to time, declare and the Corporation may pay dividends in cash, property, or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in this Certificate of Incorporation. When any dividend is paid, or any other distribution is made, in whole or in part, from sources other than unreserved and unrestricted earned surplus, such dividend or distribution shall be identified as such, and the source and amount per share paid from each source shall be disclosed to the stockholder receiving the same concurrently with the distribution thereof and to all other stockholders not later than six months after the end of the Corporations fiscal year during which such distribution was made.

2. All shares of common stock shall share equally in distributions in partial liquidation. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may distribute, from time to time, to its stockholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets in cash or property, except when the Corporation is insolvent or when such distribution would render the Corporation insolvent. Each such distribution, when made, shall be identified as a distribution in partial liquidation , out of stated capital or capital surplus, and the source shall be disclosed to all stockholders of the Corporation concurrently with distributions thereof. Any such distribution may be made by the Board of Directors from stated capital without the affirmative vote of any stockholders of the Corporation.

(b) The designations, powers, rights, preferences, qualifications, restrictions and limitations of preferred stock shall be established from time to time by the Corporations Board of Directors, in accordance with Delaware Corporation Law.

(c) 1. Cumulative voting shall not be allowed in elections of directors for any purpose.

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2. No holders of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

3. The Board of Directors may restrict the transfer of any of the Corporations stock issued by giving the Corporation of any stockholder "first right of refusal to purchase" the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

4. The judgment of the Board of Directors as to the adequacy or any consideration received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of this Certificate of Incorporation.

ARTICLE VI
Registered Agent

The name and address of the Corporations initial registered agent shall be:

The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
County of New Castle

The Board of Directors, however, from time to time may establish such other offices, branches, subsidiaries, or divisions which it may consider to be advisable.

ARTICLE VII
Directors

The affairs of the Corporation shall be governed by a board of not less than (1) director, who shall be elected in accordance with the Bylaws of the Corporation. Subject to such limitation, the number of directors shall be fixed by or in the manner provided in the Bylaws of the Corporation, as may be

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amended from time to time. The organization and conduct of the bard shall be in accordance with the following:

1. The name and address of the initial Director, who shall hold office until the first annual meeting of the stockholders of the Corporation or until his successor shall have been elected and qualified, is

Name: Andrew Hromyk

Address: Suite 2401-1177 West Hastings Street, Vancouver, British Columbia V6E-2K3

2. The directors of the Corporation need not be residents of Delaware and shall not be required to hold shares of the Corporations capital stock.

3. Meetings of the Board of Directors, regular or special, may be held within or without Delaware upon such notice as may be prescribed by the Bylaws of the Corporation. Attendance of a director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

4. A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business.

5. By resolution adopted by a majority of the Directors at any time constituting the Board of Directors, the Board of Directors may designate two or more directors to constitute an Executive Committee or one or more other committees each of which shall have and may exercise, to the extent permitted by law or in such resolution, all the authority of the Board of Directors in the management of the Corporation; but the designation of any such committee and the delegation of authority thereto shall not operate to relieve and Board of Directors, or any member thereof, of any responsibility imposed on it or him by law.

6. Any vacancy in the Board of Directors, however caused or created, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office an until his successor is duly elected and qualified.

ARTICLE VIII
Officers

The officers of the Corporation shall be prescribed by the Bylaws of this Corporation.

ARTICLE IX
Meetings of Stockholders

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Meetings of the stockholders of the Corporation shall be held at such place within or without Delaware and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the Stockholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. At any meeting of the stockholders, except to the extent otherwise provided by law, a quorum shall consist of a majority of the shares entitled to vote at the meeting; and, if a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote thereat shall be the act of the stockholders unless the vote of a greater number is required by law.

ARTICLE X
Voting

When, with respect to any action to be taken by stockholders of this Corporation, the laws of Delaware requires the affirmative vote of the holders of more than a majority of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action.

ARTICLE XI
Bylaws

The initial Bylaws of the Corporation shall be adopted by its Board of Directors. Subject to repeal or change by action of the stockholders, the power to alter, amend, or repeal the Bylaws or to adopt new Bylaws shall be vested in the Board of Directors.

ARTICLE XII
Transaction with Directors and
Other Interested Parties

No contract or other transaction between the Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that ny of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the corporation, individually, or any firm with which such director is affiliated may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof, at or before the entering into such contract or transaction; and any director or the Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of

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a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE XIII
Limitation of Director Liability
And Indemnification

No director of the Corporation shall have liability to the Corporation or to its stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to the Corporation or to its shareholders or other security holders for monetary damages for: (i) any breach of the directors duty of loyalty to the Corporation or to its shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director a specified by the Delaware Corporation Law; or (iv) any transaction from which such director derived an improper personal benefit.

No officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Corporation unless such officer or director was personally involved or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

The word "director" shall include at least the following, unless limited by Delaware law: an individual who is or was a director of the Corporation and an individual who, while a director of a Corporation is or was serving at the Corporations request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at the Corporations request if his duties to the Corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. To the extent allowed by Delaware law, the word "director" shall also include the heirs and personal representatives of all directors.

This Corporation shall be empowered to indemnify its officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the Delaware Corporation Law, or any successor provision.

ARTICLE XIII
Incorporator

The name and address of the incorporator of the Corporation is as follows:

Kim Knight Pérez
Weizenecker, Rose, Mottern & Fisher, P.C.
1800 Peachtree Street, Suite 620
Atlanta, Georgia 30303

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IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed her signature on the 28th day of May, 2003.

"Kim Knight Pérez"
By: Kim Knight Pérez
Incorporator